                                  Exhibit 12.1
                               Kohl's Corporation
                       Ratio of Earnings to Fixed Charges
                                     ($000s)

                                                        26 Weeks Ended
                                                     --------------------                       Fiscal Year(1)
                                                     August 3,  August 4,   -----------------------------------------------------
                                                       2002        2001       2001        2000       1999       1998       1997
                                                     ---------  ---------   ---------  ---------  ---------  ---------  ---------
Earnings
---------
      Income before income taxes                     $ 371,398  $ 261,528   $ 799,864  $ 605,114  $ 421,112  $ 316,749  $ 235,063
      Fixed charges (2)                                 75,980     68,603     142,244    116,753     82,835     63,135     57,446
      Less interest capitalized during period           (4,993)    (2,914)     (6,929)    (3,478)    (4,405)    (1,878)    (2,043)
                                                     ---------  ---------   ---------  ---------  ---------  ---------  ---------
                                                     $ 442,385  $ 327,217   $ 935,179  $ 718,389  $ 499,542  $ 378,006  $ 290,466
                                                     =========  =========   =========  =========  =========  =========  =========

Fixed Charges
-------------
      Interest (expensed or capitalized) (2)         $  31,833  $  30,734   $  63,506  $  52,305  $  33,813  $  24,550  $  26,304

      Portion of rent expense
           representative of interest                   43,732     37,483      77,964     63,943     48,769     38,385     30,798

      Amortization of deferred
           financing fees                                  415        386         774        505        253        200        344
                                                     ---------  ---------   ---------  ---------  ---------  ---------  ---------
                                                     $  75,980  $  68,603   $ 142,244  $ 116,753  $  82,835  $  63,135  $  57,446
                                                     =========  =========   =========  =========  =========  =========  =========
Ratio of earnings to fixed charges                        5.82       4.77        6.57       6.15       6.03       5.99       5.06
                                                     =========  =========   =========  =========  =========  =========  =========

(1) Fiscal 2001, 1999, 1998 and 1997 were 52 week years and fiscal 2000 was a 53 week year.
(2) Interest expense for fiscal 1997 has been restated to properly reflect interest expense included on the Consolidated Statements of Income.